UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2014

LEGACY EDUCATION ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-184897	39-2079974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1612 E. Cape Coral Parkway, Cape Coral, Florida 33904
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (239) 542-0643

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

This Current Report on Form 8-K/A is filed to amend the disclosures of the Legacy Education Alliance, Inc. (the “Company”) made on Form 8-K filed by the Company on November 10, 2014 (the “Original 8-K”).

ITEM 2.01     COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The disclosure made under Item 2.01 of the Original 8-K is hereby amended to be supplemented with the following information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The financial data discussed below is derived from our audited financial statements for the fiscal years ended December 31, 2013 and 2012, and our unaudited condensed consolidated financial statements for the nine months ended September 30, 2014 and 2013 which are found elsewhere in this Current Report on Form 8-K. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the U.S. The financial data discussed below is only a summary and investors should read the following discussion and analysis of our financial condition and results of our operations in conjunction with our financial statements and the related notes to those statements included elsewhere in this Current Report on Form 8-K. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Our actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors”, and elsewhere in this Current Report on Form 8-K.

Business Overview

We provide practical, high-quality and value-based training, conferences, publications, technology-based tools and mentoring to help customers become financially knowledgeable and elevate the financial well-being of people from all walks of life, primarily through our Rich Dadtm Education brand, which is based on the teachings of Robert Kiyosaki, entrepreneur, investor, educator and author of bestseller Rich Dad Poor Dad. Our services are delivered through various channels that include live courses, online trainings, coaching, mentoring programs, and multi-media products that impart skills and knowledge in real estate investing, financial instrument investing (stocks, bonds, etc.), entrepreneurship and personal finance.

Results of Continuing Operations

	Nine Months ended September 30,		Years ended December 31,
	2014	2013	2013	2012
Revenue	74,957	64,523	85,118	84,032
Operating costs and expenses:
Direct course expenses	34,006	30,948	40,488	39,939
Advertising and sales expenses	17,069	17,009	21,592	22,702
Royalty expense	5,479	5,135	6,812	6,641
General and administrative expenses	12,608	10,210	13,828	13,602
Impairment of credit card deposit	-	-	-	8,313
Total operating costs and expenses	69,162	63,302	82,720	91,197
Income (loss) from operations	5,795	1,221	2,398	(7,165)
Other income (loss):
Other income (expense), net	348	680	369	1,071
Forgiveness of debt	-	1,652	1,652	-
Litigation settlement	1,300	-	-	-
Total other income (loss)	1,648	2,332	2,021	1,071
Income (loss) before income taxes	7,410	3,553	4,419	(6,094)
Income tax benefit (provision)	0	302	435	712
Net income (loss) from continuing operations	7,410	3,855	4,854	(4,854)

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Our operating results, expressed as a percentage of revenue are set forth in the table below:

	Nine Months ended September 30,		Years ended December 31,
	2014	2013	2013	2012
Revenue	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses:
Direct course expenses	45.4	48.0	47.6	47.5
Advertising and sales expenses	22.8	26.3	25.4	27.0
Royalty expense	7.3	8.0	8.0	7.9
General and administrative expenses	16.8	15.8	16.2	16.2
Impairment of credit card deposit	-	-	-	9.9
Total operating costs and expenses	92.3	98.1	97.2	108.5
Income (loss) from operations	7.7	1.9	2.8	(8.5)
Other income (loss):
Other income (expense), net	0.5	1.0	0.5	1.3
Forgiveness of debt	-	2.6	1.9	-
Litigation settlement	1.7	-	-	-
Total other income (loss)	2.2	3.6	2.4	1.3
Income (loss) before income taxes	9.9	5.5	5.2	(7.2)
Income tax benefit (provision)	(0.0)	0.5	0.5	0.8
Net income (loss) from continuing operations	9.9%	6.0%	5.7%	(6.4%)

 Nine Months Ended September 30, 2014 compared to Nine Months Ended September 30, 2013

Overview

We had an improved first nine months in 2014 compared with our first nine months of 2013. Revenue increased by $10.5 million; income from operations increased by $3.5 million and net income increased by $4.0 million. Our first nine months net income was favorably impacted by $1.3 million reduction of debt as the result of a settlement of a lawsuit with the Rich Dad Parties. This income is not recurring.

Revenue

Revenue during the nine months ended September 30, 2014 was $75.0 million compared with revenue of $64.5 million during the nine months ended September 30, 2013, an increase of $10.5 million, or 16.3%. The increase in revenue was primarily due to fulfilling more sales during the period compared with the same period last year. Our third-party product sales in the U.K. were also higher in the first nine months of 2014 compared with the first nine months of 2013. Third-party sales refer to those in which we partner with other entities to fulfill.

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The number of our total registrants during the nine months ended September 30, 2014, compared with the comparable period during 2013 increased by approximately 15.7%. We experienced a decrease of customers attending the free preview workshops that purchased one or more of our basic training courses by approximately 25.9%, which we believe is primarily due to increasing the price points of our basic training courses during the second half of 2013 and also due to using new speakers for the free workshops, who initially may be less effective than established speakers in terms of selling the basic training courses.

Operating Expenses

Total operating expenses increased by $5.9 million, or 9.3%, during the nine months ended September 30, 2014 compared to the first nine months of 2013, while revenue increased by 16.2% during the same period, resulting in decreased operating expenses, as a percentage of revenue in the current year period when compared to the same period last year. The following discussion outlines the more significant components of our operating expenses.

Direct course expenses

Direct course expenses relate to our free preview workshops, basic training and advanced training, and consist of instructor fees, facility costs, salaries, commissions and fees associated with our field representatives and related travel expenses.

Direct course expenses, as a percentage of revenue, decreased 2.6% in 2014, which was primarily attributable to a higher proportional fulfillment rate from e-learning versus live classes for our advanced training, which have lower average costs to fulfill.

Advertising and sales expenses

We generally obtain most of our potential customers through internet-based advertising. Our trend of increasing online advertising and reducing television and radio advertising continued during the first quarter of 2014 as we believe it is a more cost-efficient method of attracting potential customers.

Advertising and sales expenses consist of purchased media to generate registrations to our free preview workshops, and costs associated with supporting customer recruitment.

We obtain the majority of our customers through free preview workshops. These preview workshops are offered in various metropolitan areas in the U.S., the United Kingdom, and Canada. Prior to the actual workshop, we spend a significant amount of money in the form of advertising through various media channels.

Media spending remained constant during the first nine months of 2014 compared with the first nine months of 2013. Media spending decreased to $66 per registrant in the first nine months of 2014 from $73 per registrant in the first nine months of 2013, reflecting slightly improved spending efficiency.

Royalty expense

We have licensing and related agreements with RDOC, whereby we have exclusive rights to develop, market, and sell Rich Dad-branded live seminars, training courses, and related products worldwide. In connection with these agreements, we incur a royalty expense and have reflected this amount in our consolidated statements of comprehensive income (loss). On April 22, 2014, we entered into an agreement with RDOC to settle certain claims we had against RDOC, Robert Kiyosaki, and Darren Weeks, discussed more fully in the section entitled “Licensing Agreements” above. As part of this agreement, we amended the License Agreement to halve the royalty payable by us to RDOC in 2014. Royalty expense was approximately $5.5 million for the nine months ended September 30, 2014 compared with $5.1 million in the same period of 2013. The decreased RDOC royalty rate was partially offset by higher royalty expenses incurred to other parties, primarily in the U.K.

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General and administrative expenses

General and administrative expenses primarily consist of compensation, benefits, insurance, professional fees, facilities expense and travel for the corporate staff, as well as depreciation and amortization expenses.

General and administrative expenses increased by 23.5% during the first nine months of 2014 compared to the first nine months of 2013. The increase in salaries, wages and benefits was primarily due to hiring new employees during and subsequent to the first half of 2013 in our customer service, marketing, and compliance areas, together with incremental increases in executive compensation in the first nine months of 2014 relative to the same period in 2013. Our professional fees were higher primarily due to fees incurred for advisory and consulting services.

Litigation settlement

On April 22, 2014, we entered into an agreement with RDOC to settle certain claims we had against RDOC, Robert Kiyosaki, and Darren Weeks. As part of this agreement, approximately $1.3 million of debt was erased and reflected in our 2014 Condensed Consolidated Statement of Operations and Comprehensive Income, and essentially eliminated all of our remaining long-term debt.

Income tax benefit (provision)

Our income tax provision for the nine months ended September 30, 2014 was $0.0 million compared to an income tax benefit of $0.3 million for the nine months ended September 30, 2013. For both periods, we recorded a full valuation allowance against all net deferred tax assets because there was not sufficient evidence to conclude that we would more likely than not realize those assets prior to expiration. The prior year-to-date benefit resulted from a reversal of an uncertain tax position accrual that was no longer needed once the Canada Revenue Agency completed their audits.

Non-GAAP Financial Measures

Adjusted EBITDA

As used in our operating data, EBITDA is defined as net income (loss) excluding the impact of: interest expense; interest income; income tax provision; and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA adjusted for: asset impairments; debt forgiveness; other income, net; gain/loss from sale of assets; legal settlements; impacts from our noncontrolling interests, losses from discontinued operations, the net change in deferred revenue; and the net change in deferred course expenses. Adjusted EBITDA is not a financial performance measurement according to accounting principles generally accepted in the United States (“GAAP”). We use Adjusted EBITDA as an additional measure of liquidity as a simplified measure of cash provided from operations.

Adjusted EBITDA has material limitations and should not be considered as an alternative to net income (loss), cash flows provided by operations, investing or financing activities or other financial statement data presented in the Consolidated Financial Statements as indicators of financial performance or liquidity. Items excluded from Adjusted EBITDA are significant components in understanding our financial performance. Because Adjusted EBITDA is not a financial measurement calculated in accordance with GAAP and is subject to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of performance used by other companies.

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The table below is a reconciliation of our net income to EBITDA and Adjusted EBITDA for the periods set forth below (in thousands):

	Nine Months ended September 30,		Years ended December 31,
	2014	2013	2013	2012
Net income (loss)	$7,410	$3,330	$4,329	$(5,556)
Interest income	(7)	(14)	(18)	(15)
Interest expense	36	146	182	242
Provision (benefit) for income taxes	33	(302)	(435)	(712)
Depreciation and amortization	165	220	276	296
EBITDA	7,637	3,380	4,334	(5,745)
Impairment of deposits with credit card processor	-	-	-	8,313
Litigation settlement	(1,300)	-	-	-
Forgiveness of debt	-	(1,652)	(1,652)	-
Other, net	(377)	(826)	(549)	(1,276)
Noncontrolling interest	-	-	-	(84)
Loss (gain) on disposition of assets	-	14	16	(22)
Loss on discontinued operations	-	525	525	258
Net change in deferred revenue	(13,888)	(3,627)	(7,350)	(1,789)
Net change in deferred course expenses	4,765	234	1,459	(270)
Adjusted EBITDA	$(3,164)	$(1,952)	$(3,217)	$(615)

Executive Overview and Outlook

During 2013 we made certain transitional actions such as implementing new sales and marketing procedures developed by our new CEO who was hired in September 2012. We plan on decreasing our reliance on the Rich Dad brand in North America by introducing other brands in these markets. This will likely decrease our near term revenues. We will also promote and diversify our brands in the U.K., which reduce our reliance on the Rich Dad brand. Our renegotiated licensing and other arrangements with the Rich Dad Operating Co. LLC, as discussed in the section “Licensing Agreements”, was effective only during the calendar year 2014. It included, among other things, the forgiveness of debt and a lower royalty rate. In return, Tigrent Inc. issued RDOC approximately 1.5 million shares of its common stock.

Operating Segments

We operate in three operating segments based on geographic areas in accordance with Accounting Standards Codification 280, Segment Reporting.

	Nine Months ended September 30,		Years ended December 31,
As a percentage of total revenue	2014	2013	2013	2012
U.S	74.0%	76.0%	74.4%	79.3%
Canada	6.5	8.5	8.8	8.4
U.K. and other foreign markets	19.5	15.5	16.8	12.3
Total consolidated revenue for financial reporting purposes	100.0%	100.0%	100.0%	100.0%

United States

Over the past several years, our U.S. business shifted its focus to primarily consist of Rich Dad™ Education brand offerings. During the first nine months of 2014, our Rich Dad brands account for approximately 97% of our total U.S. top line business, the majority of which pertains to real estate-related education with the balance pertaining to financial markets training. We are continuing to develop non-Rich Dad brands, such as Independent Womentm, Women in Wealthtm, and Brick Buy Bricktm to diversify our business although our business to date in these brands has not been material to our Company as a whole.

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Canada

Similar to the U.S., our Canadian operations primarily consist of Rich Dad branded offerings. During the first half of 2014, our Rich Dad brands account for approximately 97% of our total Canadian top line business, the majority of which pertains to real estate-related education with the balance pertaining to financial markets training.

U.K. and Other Foreign Markets

In contrast to our U.S. and Canadian operations, our U.K. business is more diversified among several different brands. During the first half of 2014, our Rich Dad brands account for approximately 48% of our total U.K. top line business, the majority of which pertains to real estate-related education with the balance pertaining to financial markets training.

We currently operate in other foreign markets, including Asian and African countries (including Australia, Germany, Hong Kong, India, Ireland, Malaysia, Singapore, South Africa and Sweden) although our business to date has not been material to our Company as a whole. However, we believe that these current international markets together with new international markets represent an area of future growth potential.

ITEM 5.03     AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

The disclosure made under Item 5.03 of the Original 8-K is hereby amended to be supplemented with the following information.

On December 19, 2014, the Board of Directors of the Company approved a change in the fiscal year end from a fiscal year ending on September 30 to a calendar year ending December 31. The Company expects to make the fiscal year change on a prospective basis and will not adjust operating results for prior periods. The change to the Company’s fiscal year will not impact the Company’s calendar year results for the year ended December 31, 2014, the current fiscal year end for Tigrent Inc., which the Company has acquired.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

The disclosure made under Item 9.01 of the Original 8-K is hereby amended to be supplemented with the following information.

(a) Financial Statements of Businesses Acquired

Filed herewith as Exhibit 99.4 and incorporated herein by reference are the unaudited consolidated financial statements of Tigrent Inc. and its subsidiaries as of and for the nine-month period ended September 30, 2014.

(b) Pro Forma Financial Information

Filed herewith as Exhibit 99.5 and incorporated herein by reference are the consolidated financial statements of Tigrent Inc. and its subsidiaries and Priced In Corp. as of, and for the 12 month period ending, September 30, 2014.

Exhibit No.	Description

99.4	Unaudited Consolidated Financial Statements of Tigrent Inc. and Subsidiaries for the Nine-Month Period Ended September 30, 2014.
99.5	Pro Forma Consolidated Financial Statements for year ended September 30, 2013 and the Nine-Month Period Ending September 30, 2014

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2014

LEGACY EDUCATION ALLIANCE, INC.

By:	/s/ Anthony Humpage
Anthony Humpage
Chief Executive Officer

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